Exhibit 21

PRIMEDIA Inc. SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Organization
1RoofRealty.com, Inc.	DE
AgriClick LLC	DE
Automotive.com, Inc.	DE
Canoe & Kayak, Inc.	DE
Channel One Communications Corporation	DE
Channel One Interactive, Inc.	DE
ConsumerClick Corp.	DE
Coterie, Inc.	DE
Cover Concepts Marketing Services, LLC	DE
CSK Publishing Company, Inc.	DE
Distributech LLC	DE
Enthusiast Media Subscription Company, Inc.	DE
Films For The Humanities & Sciences, Inc.	DE
Go Lo Entertainment, Inc.	DE
Guias do Brazil Ltda.	Brazil
Haas Publishing Companies, Inc.	DE
Hacienda Productions, Inc.	DE
HPC Brazil, Inc.	DE
HPC do Brasil Ltda.	Brazil
HPC Interactive LLC	DE
HPCi Realty Inc.	NY
HSW Video LLC	DE
IndustryClick Corp.	DE
IntelliChoice, Inc.,	CA
Intermediate Holdco, LLC.	DE
Kagan Asia Media Ltd.	UK
Kagan Media Appraisals, Inc.	CA
Kagan Seminars, Inc.	CA
Kagan World Media, Inc.	DE
Kagan World Media Limited	UK
McMullen Argus Publishing, Inc.	CA
Media Central Acquisition, LLC	DE
Media Central IP Corp.	DE
Media Central LLC	DE
Motor Trend Auto Shows Inc.	DE
Paul Kagan Associates, Inc. (f/k/a PKA Acquisition Corp)	DE
PRIMEDIA California Digital Inc. (f/k/a EMAP Digital USA, Inc.)	DE
PRIMEDIA Companies Inc.	DE
PRIMEDIA Digital Video Holdings LLC	DE
PRIMEDIA Enterprises, Inc.	DE
PRIMEDIA Enthusiast Publications, Inc.	PA
PRIMEDIA Finance Shared Services, Inc.	DE
PRIMEDIA Holdings III, Inc.	DE
PRIMEDIA Information Inc	DE
PRIMEDIA International, Inc.	DE
PRIMEDIA Investment LLC	DE
PRIMEDIA Leisure Group Inc. (f/k/a EMAP Inc.)	DE
PRIMEDIA Magazine Finance Inc.	DE

PRIMEDIA Magazines Inc.	DE
PRIMEDIANet Inc.	DE
PRIMEDIA Productions Dallas LLC (f/k/a PRIMEDIA Digital Video LLC)	DE
PRIMEDIA Software on Demand LLC	DE
PRIMEDIA Special Interest Publications Inc.	DE
PRIMEDIA Speciality Group Inc. (f/k/a EMAP USA Inc.)	DE
PRIMEDIA TeenClick Corporation	DE
PRIMEDIA Ventures, Inc.	DE
PRIMEDIA Workplace Learning LP	DE
San Diego Auto Guide Inc.	DE
Simba Information Inc.	CT
The Virtual Flyshop, Inc.	DE